PROSPECTUS SUPPLEMENT NO. 1 (To Prospectus Dated May 3, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-276880

FUSION FUEL GREEN PLC

1,120,329 Class A Ordinary Shares

This prospectus supplement updates information contained in that certain prospectus, dated May 3, 2024 (the “prospectus”), of Fusion Fuel Green Plc (the “Company”), relating to the resale from time to time of up to 1,120,329 Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares”), of the Company which are held by a certain shareholder named in the prospectus under the section entitled “Selling Shareholders.” This prospectus supplement should be read in conjunction with the prospectus.

Subsequent to the date of the prospectus, the selling shareholder named therein transferred the Class A Ordinary Shares registered for resale therein to a new holder. Accordingly, the following amends the information set forth in the prospectus under the caption “Selling Shareholders” with respect to the new Selling Shareholder named below and the Class A Ordinary Shares beneficially owned by such Selling Shareholder that may be offered pursuant to the prospectus:

Name of Selling Shareholder	Number of Class A Ordinary Shares Owned Prior to Offering	Maximum Number of Class A Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Class A Ordinary Shares of Owned After Offering
Macquarie Bank Limited	1,120,329	1,120,329	0

The date of this prospectus supplement is May 22, 2024.